EXHIBIT 99.1
[GRAPHIC OMITTED]
                                                                NEWS RELEASE
                                                                APG:TSX
                                                                AGT:AMEX

                               APOLLO GOLD REPORTS
                           SECOND QUARTER 2004 RESULTS



DENVER, COLORADO August 11, 2004 - Apollo Gold Corporation ("Apollo" or the "Company") (APG:TSX, AGT:AMEX) today reported a net loss of $6.9 million or $0.09 per share for the second quarter 2004 compared to the net loss of $2.1 million or $0.04 per share for the second quarter 2003. The year to date 2004 net loss is $7.9 million ($0.10 per share) compared to a $2.8 million ($0.06 per share) net loss for the equivalent period in 2003.

A conference call with senior management is scheduled for Thursday, August 12th at 4:15 (EST) to discuss the results and updates for 2004. Please join us by calling 1-800-441-0022 and use reference number 41189 to join in the call.

The playback number for those who cannot make the call is: 1-800-839-0860, PIN 1048.


      SECOND QUARTER HIGHLIGHTS

  o Production of 24,345 ounces of gold at a total cash cost of $492 per ounce.

  o Construction of the Standard Mine (Nevada) was commenced in May with production of gold scheduled for the last quarter 2004.

  o At Black Fox, a 920 meter underground exploration drift was completed and by June 30, 2004 17,000 meters of underground drilling was completed.

  o Black Fox surface drilling for year to date 2004 now amounts to 35,000 meters with high grade intercepts continuing to be encountered.

  o   Exploration program commenced at Huizopa project in Mexico.

  o   Permit received for the Florida Canyon leach pad expansion.


   R. David Russell, President and CEO of the Company said "The second quarter loss was disappointing and reflected our continued problems at Florida Canyon of lower than expected ore grades as well as longer leach times. We are catching up on the pad loading and would expect these ounces to start coming out in the fourth quarter of this year. The Montana Tunnels poorer than expected results are due to the lack of reserve grade ore available for milling in the second quarter because most of our efforts were devoted to the stripping program on the west wall of the pit. The stripping program will continue through the third quarter at which time we will have access to the west wall ores and I fully expect the ore grades to improve. Because of this situation our cash cost per ounce has increased substantially. However, this situation will turn around in the fourth quarter of this year.

   At our Black Fox project we have seven drills operating, 3 on the surface and 4 underground, working to increase the ore reserves as an integral part of the feasibility study scheduled for completion in the first quarter 2005. I am happy to report that construction at the Standard Mine is progressing well and it is on time and on budget. I expect the first production of gold from Standard in the fourth quarter of 2004.

    In summary we had a difficult quarter but having said that I continue to be excited by our prospects at Black Fox and Huizopa. As reported in the June press release Apollo is seeking external funding to advance these projects."


APOLLO GOLD CORPORATION
CONSOLIDATED FINANCIAL RESULTS
SUMMARY
(All Dollars in US, 000's unless
otherwise stated)

                           Three Months Ended       Six MonthsEnded
                           ------------------       ---------------
                           June 04  June 03         June 04   June 03

Net Earnings/Loss          ($6,928) ($2,067)        ($7,921)  ($2,839)
Operating cash Flow,
before working Capital (1) ($3,306)  $1,850           ($588)   $4,805

Net Loss per share
undiluted                   ($0.09)  ($0.04)         ($0.10)   ($0.06)

Net Loss per share diluted  ($0.08)  ($0.03)         ($0.09)   ($0.05)

Operating cash flow per
share - undiluted           ($0.04)   $0.04          ($0.01)    $0.10

Operating cash flow per
share - diluted             ($0.04)   $0.03          ($0.01)    $0.08


Undiluted shares
(Average)                   79,483   48,269          77,068    47,322

Diluted shares at end of
quarter                     87,590   63,328          87,590    63,328

Gold ounces sold            24,345   39,852          57,515    64,909

Total cash costs per
ounce (2)                     $492     $299            $382      $273

Average realized gold
price per ounce               $356     $347            $372      $348

Gold spot price per ounce
(US$/oz)(3)                   $394     $347            $401      $348


(1) Mining revenues less direct operating costs plus royalty expense
(2) Total cost is non Gaap measure, defined below
(2) Average gold price as per London PM fix

Revenues for the 2nd quarter 2004 were $13.1 million compared with revenues for 2nd quarter

2003 of $17.1 million. Direct cost of sales for the quarter were $16.2 million (2003 2nd Qtr $15.0 million) giving a net loss before depreciation and other costs of $3.1 million for the quarter compared with a gain of $2.1 million for the same period in 2003. For the current quarter Florida Canyon contributing ($0.0) million and Montana Tunnels ($3.1) million to the quarterly loss. Depreciation, amortization and accretion in the quarter was $1.6 million (2003 2nd Qtr $1.8 million), corporate expenses $2.1 million, (2003 2nd Qtr $1.3 million) and exploration expenses $0.1 million, (2003 2nd Qtr $1.1 million), giving the overall loss for the first quarter 2004 of $6.9 million, compared to a 2003 2nd Qtr loss of $2.1 million.



GOLD SALES AND PRODUCTION COSTS

During the second quarter and first half of the year, Apollo achieved an average realized price per ounce of gold as follows:

                                           Three Months Ended  Six Months Ended
                                           ------------------  ----------------
                                           June 04   June 03   June 04  June 03

Average Sales Price per ounce                $394      $347      $401     $348
Loss on hedge position                       ($38)               ($29)
Average realized price per ounce sold        $356      $347      $372     $348

Total Production costs per ounce
--------------------------------
   Cash operating costs                      $474      $290      $364     $261
   Royalties and mining taxes                 $18        $9       $18      $12
   TOTAL CASH COSTS                          $492      $299      $382     $273
   Depreciation, Amor, accretion              $51       $53       $44      $60
   TOTAL PRODUCTION COSTS                    $543      $352      $426     $333



Cash operating, total cash and total production costs are non - GAAP measures and are calculated in accordance with gold industry guidelines and used by management to assess performance of individual operations as well as a comparison to other gold producers.

The term "cash operating costs" is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating expense, less production royalties, mining taxes and by-product credits for payable silver, lead and zinc. We have included cash operating costs information to provide investors with information about the cost structure of our mining operations.

The term "total cash operating costs" is cash operating costs plus production royalties and mining taxes.

The term "total production costs" includes total cash operating costs plus depreciation and amortization.

OPERATIONAL REVIEW

Gold production for the quarter was 24,345 ounces compared to 39,852 ounces in the same period 2003. Total cash costs for the three months ending June 30, 2004 were $492 per ounce, compared to $299 per ounce in the second quarter 2003. Year to date 2004 total cash costs were $382 per ounce compared to $273 per ounce for the equivalent period 2003.

FLORIDA CANYON - NEVADA

Gold production at Florida Canyon was 18,442 ounces in the second quarter of 2004 at a total cash cost of $361 per ounce compared to 26,733 ounces at $275 per ounce in the same period 2003. Total tons mined in the quarter were 6,477,000 tons, of which 1,379,045 tons was ore and 711,781 tons run of mine
(ROM) low grade. Gold delivered to the leach pad for the quarter totaled 32,935 ounces which was 11% lower than anticipated due to a 10% lower than modeled grade and changes in the mine plan i.e., a shift of the mining to an area of lower grades. Mining costs per ton for the second quarter were as planned at $0.74. Although the final environmental assessment for the leach pad expansion was approved by the Bureau of Land Management and the permit to go ahead with construction issued, the Company has decided to delay construction until next year. Florida Canyon is now forecast to produce approximately 18,000 ounces of gold during the third quarter and 21,000 ounces in the fourth quarter 2004 at an average total cash cost per ounce of $340.



Production - Florida Canyon

                                   2nd Qtr 2004            2nd Qtr 2003
                                   ------------            ------------
Gold produced (oz)                      18,442                 26,733
Total cash costs (US$/oz)                 $361                   $275
Total production cost (US$/oz)            $397                   $326

MONTANA TUNNELS - MONTANA

The high total cash costs in the second quarter was a direct result of the lack of reserve grade ore available to the mill because the stripping program was behind schedule. Gold production at Montana Tunnels was 5,903 ounces in the second quarter of 2004 at a total cash cost of $899 per ounce. This compares to 13,118 ounces produced in the same period of 2003 at a cash cost of $343. Montana Tunnels is in a transition period where it is milling mineralized material that is outside the main ore body and is much lower than the average grade of the ore reserves.
                                2nd Qtr 2004     2nd Qtr 2003
                                ------------     ------------
Gold produced (oz)                  5,903           13,118
Total cash costs (US$/oz)            $899             $343
Total production cost(US$/oz)      $1,001             $379

In addition to the gold production the mine also produced 6.0 million pounds of zinc, 1.7 million pounds of lead and 224,911 ounces of silver in concentrates. By-product revenues from these metal sales were used to offset gold production costs.

During the quarter 8,856,053 tons was mined at a cost of $0.80 per ton, of which 1,147,032 tons was ore, with the balance being waste, mainly as part of the capital stripping project on the Southwest side of the pit, where 7,445,934 tons were moved during the quarter at a capital cost of $4.3 million. The stripping project is scheduled to be completed in the third quarter 2004. The milling rate for the quarter was 12,600 tons per day which was lower than scheduled as the crusher was down for a rebuild. At the end of the quarter the crushing capacity was back to 15,000 tons per day.

Milling production 2nd quarter 2004 and 2003 statistics:
                           2nd Qtr 2004                 2nd Qtr 2003
                           ---------------              ------------
Milled tons                1,157,000 tons               1,179,000 tons

Grade Au                    0.0086  oz/ton              0.0146  oz/ton
Grade Ag                    0.3278  oz/ton              0.1820  oz/ton
Grade Pb                    0.1366 %                    0.1933 %
Grade Zn                    0.4050 %                    0.3833 %

Montana Tunnels is forecast to produce approximately 6,700 ounces of gold during the third quarter 2004 rising to approximately 14,300 ounces in the fourth quarter 2004, at an average total cash cost of approximately $275 per ounce, as the ore reserve is reached upon completion of the stripping program.


DEVELOPMENT PROJECTS

STANDARD MINE - NEVADA

The construction permits for this new mine were received in May and construction began immediately. Leach pad construction commenced in June and by month's end, the storm and solution ponds were completed, except for the perimeter and internal berms and diversion ditches. All pad earthworks and lining will be completed during August 2004. Production of the first ounces of gold are scheduled for November of this year with an estimated 2004 production of approximately 10,000 ounces at an estimated cash cost of less than $225 per ounce.


BLACK FOX PROJECT

During the quarter the 920 meter underground drift was completed by the contractor, JS Redpath, and drilling from underground continued. There are four underground drill rigs active and to date 17,000 meters have been drilled.


SURFACE EXPLORATION

Year to date 80 surface holes have been completed for a total of 35,000 meters, bringing the total surface drilling to 374 holes and 118,000 meters.

Representative results of drilling this quarter are illustrated in the chart shown below:


                                BLACK FOX PROJECT
                            CORE DRILLING HIGHLIGHTS
                                   MARCH, 2004
               (SWASTIKA LAB LIMITED AND SGS MINERALS SERVICES)

UNDERGROUND POTENTIAL

-------------------------------------------------------------------------
HOLE I.D.    FROM       TO      WIDTH     ASSAY     WIDTH      ASSAY
                                FEET      OUNCE     METERS     GRAMS
                                          AU/TON              AU/TONNE
-------------------------------------------------------------------------
 04BF309   1563.7ft  1569.8ft   6.1ft    0.686opt   1.9m     23.52g/t
 10275E
-------------------------------------------------------------------------
 04BF315   485.7ft   490.0ft    4.3ft    2.218opt   1.3m     76.05g/t
 10100E
-------------------------------------------------------------------------
 04BF316   1661.6ft  1668.8ft   7.2ft    0.276opt   2.2m     9.46g/t
 10375E
-------------------------------------------------------------------------
 04BF324   1447.8ft  1497.0ft   49.2ft   0.302opt   15.0m    10.37g/t
 10450E
-------------------------------------------------------------------------
 04BF325   698.6ft   705.2ft    6.6ft    0.286opt   2.0m     9.82g/t
  9887E    1148.3ft  1156.8ft   8.5ft    1.756opt   2.6m     60.20g/t
-------------------------------------------------------------------------
 04BF327   1021.0ft  1025.3ft   4.3ft    35.363opt  1.3m     1212.45g/t
  9887E
-------------------------------------------------------------------------
 04BF328   1519.9ft  1526.0ft   6.1ft    0.167opt   1.9m     5.71g/t
 10425E    1532.4ft  1539.3ft   6.9ft    0.397opt   2.1m     13.62g/t
           1547.2ft  1574.6ft   27.4ft   0.720opt   8.4m     24.69g/t
-------------------------------------------------------------------------


      HOLE LOCATION AND INCLINATION
-------------------------------------------------------------------------
HOLE I.D.    T.D.     NORTHING  EASTING    ELEVATION   AZIMUTH     INCL.
                                                                 DEGREES
-------------------------------------------------------------------------
 04BF309   1738.4ft    9685.0   10275.0    9999.7       036      -67.5
-------------------------------------------------------------------------
 04BF315   744.6ft     9919.1   10099.9    10000.4      036      -46.0
-------------------------------------------------------------------------
 04BF316   1817.1ft    9685.0   10375.0    10001.5      036      -68.5
-------------------------------------------------------------------------
 04BF324   1777.8ft    9789.0   10450.0    10004.1      036      -67.5
-------------------------------------------------------------------------
 04BF325   1295.6ft    9749.9   9887.5     9999.6       036      -64.5
-------------------------------------------------------------------------
 04BF327   1441.9ft    9699.9   9887.5     9999.6       036      -62.0
-------------------------------------------------------------------------
 04BF328   1738.4ft    9742.0   10425.0    10003.3      036      -63.0
-------------------------------------------------------------------------

                                BLACK FOX PROJECT
                              CORE DRILLING RESULTS
                                   JUNE, 2004
               (SWASTIKA LAB LIMITED AND SGS MINERALS SERVICES)

Underground Potential
---------------------------------------------------------------------
 HOLE I.D.    FROM      TO     WIDTH    ASSAY     WIDTH     ASSAY
                               FEET   OUNCE/TON   METERS  GRAMS/TONNE
---------------------------------------------------------------------
 04BF333   1545.2ft  1551.4ft  6.2ft   0.189opt   1.9m    6.50g/t
  10425E   1644.4ft  1652.5ft  8.1ft   0.136opt   2.5m    4.66g/t
           1668.0ft  1672.8ft  4.8ft   0.485opt   1.5m    16.65g/t
---------------------------------------------------------------------
 04BF334   1125.0ft  1134.5ft  9.5ft   0.355opt   2.9m    12.18g/t
  10475E
---------------------------------------------------------------------
 04BF337   1530.1ft  1542.9ft  12.8ft  0.211opt   3.9m    7.23g/t
  10475E
---------------------------------------------------------------------
 04BF338   1470.4ft  1476.8ft  6.4ft   0.333opt   2.0m    11.40g/t
  10425E   1500.1ft  1501.1ft  1.0ft   0.480opt   0.3m    16.46g/t
           1532.5ft  1540.9ft  8.4ft   0.386opt   2.6m    13.24g/t
---------------------------------------------------------------------
 04BF342   1521.9ft  1526.5ft  4.6ft   0.102opt   1.4m    3.49g/t
  10475E   1533.4ft  1552.4ft  19.0ft  0.109opt   5.8m    3.74g/t
           1552.4ft  1576.7ft  24.3ft  0.686opt   7.4m    23.52g/t
---------------------------------------------------------------------
 04BF343   118.4ft   123.7ft   5.3ft   0.115opt   1.6m    3.93g/t
  9812E    370.1ft   380.5ft   10.4ft  0.315opt   3.2m    10.81g/t
---------------------------------------------------------------------
 04BF344   1744.0ft  1750.4ft  6.4ft   0.512opt   2.0m    17.55g/t
  10450E   1774.5ft  1780.2ft  5.7ft   0.725opt   1.8m    24.86g/t
---------------------------------------------------------------------
 04BF347   1417.9ft  1431.7ft  13.8ft  0.100opt   4.2m    3.43g/t
  10475E   1431.7ft  1448.1ft  16.4ft  0.277opt   5.0m    9.49g/t
           1553.9ft  1609.0ft  55.1ft  0.347opt   16.8m    11.90g/t
---------------------------------------------------------------------
 04BF351   1599.0ft  1604.9ft  5.9ft   0.126opt   1.8m    4.31g/t
  10475E   1676.1ft  1683.3ft  7.2ft   0.441opt   2.2m    15.13g/t
---------------------------------------------------------------------
 04BF352   1730.2ft  1733.5ft  3.3ft   0.592opt   1.0m    20.30g/t
  10400E
---------------------------------------------------------------------
 04BF354   1640.0ft  1656.2ft  16.2ft  1.260opt   5.0m    43.22g/t
  10250E
---------------------------------------------------------------------

      HOLE LOCATION AND INCLINATION

      ---------------------------------------------------------------
      HOLE I.D. T.D.(M) NORTHING EASTING  ELEVATION  AZIMUTH  INCL.
      ---------------------------------------------------------------
       04BF333  563.00  9741.99  10425.01  10003.34  36.00    -68.00
      ---------------------------------------------------------------
       04BF334  407.00  9894.98  10474.97  10002.47  36.00    -64.00
      ---------------------------------------------------------------
       04BF337  501.00  9769.00  10474.80  10009.50  36.00    -62.00
      ---------------------------------------------------------------
       04BF338  566.00  9741.99  10425.01  10003.34  34.00    -68.00
      ---------------------------------------------------------------
       04BF342  533.00  9769.01  10474.81  10011.56  36.00    -66.00
      ---------------------------------------------------------------
       04BF343  152.00  9994.93  9812.43   9999.38   36.00    -50.00
      ---------------------------------------------------------------
       04BF344  599.00  9680.06  10450.02  10008.24  36.00    -69.00
      ---------------------------------------------------------------
       04BF347  554.00  9769.00  10474.81  10009.50  35.00    -70.00
      ---------------------------------------------------------------
       04BF351  560.00  9769.00  10475.00  10009.00  35.00    -75.50
      ---------------------------------------------------------------
       04BF352  563.00  9474.97  10399.95  10001.89  36.00    -65.00
      ---------------------------------------------------------------
       04BF354  542.00  9695.00  10250.00  10000.00  36.00    -72.00
      --------------------------------------------------------------


In general this deposit is continuing along strike in both directions and still has great potential at depth. One of the most important results of this years surface drilling is the development of

"flow-type" ore shoots between sections 10400 and 10550. This type of ore is more consistent and thicker than the "green carbonate" ores in the upper ore zones.


Permitting of Black Fox continued during the quarter and the following was completed (a) Preliminary geotechnical report, (b) habitat assessment, (c) hydrogeology modeling, (d) additional geotechnical drilling to determine foundation controls of planned infrastructure, and (e) submission scheduling for the permitting process.

HUIZOPA PROJECT - MEXICO

The Huizopa exploration program commenced in the quarter with the construction of a modern exploration camp at the site. By the end of the quarter nearly all of the required equipment and supplies had been delivered to site by a combination of helicopter transportation and horseback. An existing airstrip near the property is being permitted and refurbished and is now operational and fixed-wing service has been established.

Survey control has been established and aerial photography and satellite imagery has been completed. Geophysical programs are planned for the third quarter

Mapping of the mining concession began in June. A general recon of the concession indicates a dominant fault strike azimuth of 340(degree) with cross faults at 160(degree). Dips range from vertical to 33(degree). The dominant N-S faults are associated with thick gouge or breccia zones and dip eastward. These east dipping faults are the faults associated with quartz veins, brecciation, and mineralization. Initial work also indicates that the numerous vein structures are individual structures and not a single system repeated due to faulting. The likelihood that the veins extend to depth is good.

A suite of hand samples from the Huizopa veins show the presence of native gold, silver, and electrum in many samples. Petrographic studies revealed widespread vein features indicative of repeated boiling and explosive brecciation and quartz-adularia alteration.

Detailed geochemical sampling is planned for the third quarter.

"The more information we obtain the more confident we are that Huizopa is an excellent exploration play", said Richard Nanna, Senior Vice President in charge of Exploration and Development.

LIQUIDITY AND FINANCIAL RESOURCES

Apollo ended the quarter with cash, cash equivalents and short term investments of $12.5 million.

The cash from operations was a negative $5.2 million, mainly as the result of milling low grade ores at Montana Tunnels. Capital spending was $7.8 million, of which $4.2 million was at the Black Fox project and $2.8 million was at the new Standard Mine. Deferred stripping at Montana Tunnels was an additional $3.8 million. In addition capital reclamation bonding at the

Standard Mine required $1.6 million and equipment lease notes a further $1.0 million. A summary of cash flows is shown below:


                                                  $m
                                                  --
Opening cash & investments at March 31,
2004                                             31.7
Cash from operations                             (5.3)
Working Capital                                   0.1
Property, plant & equipment                      (7.8)
Deferred Stripping                               (3.8)
Shares issued                                     0.3
Reduction of Debt Bonding                        (1.0)
Requirements                                     (1.6)
Closing cash & investments
 at June 30,2004                                 12.5


The Company also maintains restricted cash accounts for its reclamation obligations at Florida Canyon and Montana Tunnels. At the end of the 2nd quarter 2004, these accounts totaled $8.5 million (including $0.8 million in prepaid reclamation insurance).

EXTERNAL FINANCING

In June 2003 Apollo entered into a $5.0 million revolving Loan, Guarantee and Security Agreement with Standard Bank of London. During June 2004 the Company terminated this facility.

The Company has previously announced that the $12.5 million in cash and short-term investments, as noted above, would not be sufficient, without curtailment of some of our capital and development activities. External financing would be needed to carry out the following plans: a). progressing Black Fox through Feasibility and continue to add reserves b). commence drilling at the Huizopa project c). finish the stripping at program at Montana Tunnels and bring this mine into a cash positive situation and d). complete the construction of the Standard mine.

The company is pleased to report that it is well advanced in discussions regarding various financing opportunities and expects to be able to raise $10-$15 million in September 2004.

The above mentioned financing will be used for capital and development programs at Montana Tunnels of $8.0 million, the Standard Mine of $2.0 million, the Black Fox project of $4.2 million and Huizopa exploration of $1.5 million. There can be no assurance that the required financing will be available on acceptable terms or at all.

GOLD HEDGE

During 2003, as part of the credit facility with Standard Bank, the Company entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of puts and calls. During the first half of 2004 the hedge position was reduced by 37,862 ounces, leaving a balance outstanding as at June 30, 2004 of 42,000 ounces with a mark to market loss of $2.2 million. This position runs through April of 2005.

CONTACT INFORMATION:
                               INVESTOR RELATIONS:
                                   Dave Young
                             VP Business Development
                              720-886-9656 ext. 55
                            Toll Free: 1-877-465-3484

E-mail: info@apollogold.com         Web site:   www.apollogold.com
        -------------------                     ------------------



FORWARD-LOOKING STATEMENTS
This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential mineralization, reserves, exploration results, construction and completion, and production dates and amounts, and future plans and objectives of Apollo Gold, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: the results of independent Canadian NI 43-101 reports, the outcome of assays and additional exploration sampling and drilling efforts, delay in permits or approvals, technical, permitting, mining, or processing problems or issues, the availability of funding on acceptable terms for the future exploration and development of Apollo Gold mines and projects, and other factors disclosed under the heading "Risk Factors" and elsewhere in Apollo Gold documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF UNITED STATES DOLLARS)
--------------------------------------------------------------------------------

                                                       June 30,    December 31,
                                                           2004            2003
                                                   -------------  --------------
ASSETS                                              (Unaudited)       (Audited)

CURRENT
  Cash and cash equivalents                           $   5,053       $  25,851
  Short-term investments                                  7,446           5,855
  Accounts receivable                                     3,295           4,647
  Prepaids                                                  418             552
  Broken ore on leach pad                                11,632           9,594
  Inventories (Note 3)                                    3,168           2,839
--------------------------------------------------------------------------------
                                                         31,012          49,338

BROKEN ORE ON LEACH PAD                                   2,216           1,827
PROPERTY, PLANT AND EQUIPMENT (Note 4)                   47,252          38,519
DEFERRED STRIPPING COSTS                                 31,382          24,033
RESTRICTED CERTIFICATE OF DEPOSIT AND OTHER ASSETS        8,603           6,893
--------------------------------------------------------------------------------
                                                      $ 120,465       $ 120,610
================================================================================

LIABILITIES

CURRENT
  Accounts payable                                    $   5,313       $   5,848
  Accrued liabilities                                     3,286           2,781
  Notes payable                                           3,420           4,117
  Property and mining taxes payable                       1,053           1,080
--------------------------------------------------------------------------------
                                                         13,072          13,826

NOTES PAYABLE AND LONG-TERM LIABILITY                     2,228           3,275
ACCRUED SITE CLOSURE COSTS                               22,197          21,619
--------------------------------------------------------------------------------
                                                         37,497          38,720
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDERS' EQUITY

Share capital (Note 5)                                  134,745         120,624
Issuable common shares                                      231             231
Contributed surplus (Note 5)                              7,901           7,172
Deficit                                                 (59,909)        (46,137)
--------------------------------------------------------------------------------
                                                         82,968          81,890
--------------------------------------------------------------------------------
                                                      $ 120,465       $ 120,610
================================================================================


          The accompanying notes are an integral part of these interim consolidated financial statements.

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

-------------------------------------------------------------------------------------------

                                            Three months ended         Six months ended
                                                  June 30,                  June 30,
                                         -----------------------   ------------------------
                                             2004         2003          2004         2003
                                         ----------  -----------   -----------  -----------
REVENUE
  Revenue from sale of minerals          $  13,105     $ 17,111      $ 33,184     $ 25,927
-------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Direct operating costs                    16,247       15,030        33,398       20,672
  Depreciation and amortization              1,282        1,475         2,602        2,777
  General and administrative expenses        1,508        1,000         3,238        2,272
  Stock-based compensation                      72           70            99          341
  Accretion expense                            346          320           691          640
  Royalty expense                              164          231           374          450
  Exploration and business development         120        1,050           259        2,000
-------------------------------------------------------------------------------------------
                                            19,739       19,176        40,661       29,152
-------------------------------------------------------------------------------------------
OPERATING LOSS                              (6,634)      (2,065)       (7,477)      (3,225)
OTHER INCOME (EXPENSES)
  Interest income                              103            5           251           48
  Interest expense                             (97)        (168)         (207)        (317)
  Foreign exchange (loss) gain and other      (300)          161         (488)         655
-------------------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                     (6,928)      (2,067)       (7,921)      (2,839)
-------------------------------------------------------------------------------------------
DEFICIT, BEGINNING OF PERIOD               (52,981)     (44,723)      (46,137)     (43,951)
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING POLICY (Note 2(a))                  -            -        (5,851)           -
-------------------------------------------------------------------------------------------
ADJUSTED OPENING BALANCE                   (52,981)     (44,723)      (51,988)     (43,951)
-------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                   $ (59,909)    $(46,790)     $(59,909)    $(46,790)
-------------------------------------------------------------------------------------------

NET LOSS PER SHARE, BASIC AND
  AND DILUTED                            $   (0.09)    $  (0.04)     $  (0.10)    $  (0.06)
===========================================================================================

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                 79,482,734   48,268,690    77,068,637   47,322,353
===========================================================================================

              The accompanying notes are an integral part of these
                   interim consolidated financial statements.

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF UNITED STATES DOLLARS)
(UNAUDITED)

-----------------------------------------------------------------------------------------------

                                              Three months ended           Six months ended
                                                  June 30,                     June 30,
                                          -------------------------    ------------------------
                                              2004          2003           2004          2003
                                          -----------   -----------    ----------   -----------
OPERATING ACTIVITIES
  Net loss for the period                  $ (6,928)     $ (2,067)      $ (7,921)     $ (2,839)
  Items not affecting cash
    Depreciation and amortization             1,282         1,475          2,602         2,777
    Stock-based compensation                     72            70             99           341
    Accretion expense                           346           320            691           640
    Other                                       (47)         (118)          (113)         (169)
  Net change in non-cash operating
    working capital items                        89        (2,169)        (1,327)         (566)
-----------------------------------------------------------------------------------------------
                                             (5,186)       (2,489)        (5,969)          184
-----------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Property, plant and equipment
    expenditures                             (7,784)       (1,011)       (10,907)       (2,445)
  Deferred stripping costs                   (3,834)         (886)        (7,349)       (4,397)
  Short-term investments                        466             -         (1,591)            -
  Restricted Certificate of Deposit
    and other assets                         (1,665)         (187)        (1,710)         (883)
-----------------------------------------------------------------------------------------------
                                            (12,817)       (2,084)       (21,557)       (7,725)
-----------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Proceeds from exercise of warrants
    and options                                 299           453          8,860         2,783
  Acquisition and cancellation of
    shares                                        -             -            (48)            -
  Payments of notes payable                  (1,010)       (1,011)        (2,084)       (1,826)
-----------------------------------------------------------------------------------------------
                                               (711)         (558)         6,728           957
-----------------------------------------------------------------------------------------------
NET DECREASE IN CASH                        (18,714)       (5,131)       (20,798)       (6,584)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                        23,767         6,973         25,851         8,426
-----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD                            $  5,053      $  1,842       $  5,053      $  1,842
===============================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid                              $     97      $    141       $    207      $    297
===============================================================================================
Income taxes paid                          $      -      $      -       $      -      $      -
===============================================================================================

During the three months ended June 30, 2004, the Company issued 48,978 shares to meet the earn-in requirements of the Huizopa Joint Venture Agreement. Share capital and property, plant and equipment both increased by $88 as a result of this transaction.

During the six months ended June 30, 2004, property, plant and equipment totaling $340,000 was acquired under a non-cash financing arrangement.

During the three and six months ended June 30, 2003, the Company issued 61,500 shares to acquire certain parcels of land located in Nevada. Share capital and property, plant and equipment both increased by $134,000 as a result of this transaction.

During the six months ended June 30, 2003, property, plant and equipment totaling $1,587,000 was acquired under capital lease obligations.

              The accompanying notes are an integral part of these
                   interim consolidated financial statements.